SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	[X]

Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[ ]	Soliciting Material under Rule 14a-12

Fidelity Advisor Series VII

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total Fee Paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

D.F. King & Co., Inc.

Telephone Script To Abstaining IRA Direct Shareholders

Fidelity Investments

Introduction

Hello, I’m calling on behalf of Fidelity Investments. My name is                      and I’m calling from D.F. King & Co., Inc. May I speak with Mr. /Ms.                     .

(Once Shareholder is on the line)

Mr. /Ms.                     , this conversation will be recorded. D.F. King & Co., Inc. has been retained by Fidelity Investments to solicit and record shareholder votes with regards to the Special Shareholders’ Meeting of [NAME OF FUND]. We are calling you because your vote was previously recorded as ABSTAIN. As a significant Shareholder of [NAME OF FUND], we are asking that you consider changing your vote in the manner consistent with your Board of Trustees recommendations. As you may know, the Special Meeting of Shareholders has been adjourned until January 5th Your Trustees have unanimously recommended that shareholders vote for all management proposals because they believe the proposals are in the best interests of all shareholders.” Specifically, the proposals promote improved Board oversight of the Funds, allow for updates to the fund’s market segment policies in a cost-effective manner , standardize the language regarding investment concentration, and, for certain funds, allow investment flexibility with respect to investment concentration.

Do you have any questions at this time? (Pause for Response, Review Proposals if Requested)

Again, we were hoping that you would consider changing your vote in a manner consistent with your Board of Trustees recommendations. I would be happy to review the meeting’s agenda with you now and answer any questions you may have.

IF YES - The fund’s Board of Trustees is asking you to consider [#] proposal[s] which they recommend that you vote in favor of. For your convenience I can record your vote over the telephone. Otherwise you can cast your vote by mail, internet, or touch-tone telephone if you still have your paper proxy card. If you received your proxy material electronically, you can vote via internet or touch-tone telephone as indicated in the email you received. Would you like me to record your vote over the telephone right now? IF YES - Do you have any questions before we proceed?

If shareholder asks how to vote via the internet, the website is located on the shareholder’s paper proxy card or in the email he/she received that contained the proxy material; the shareholder will need the control number from his/her proxy card or email in order to vote.

If shareholder asks how to vote via touch-tone telephone, the telephone number is located on the shareholder’s paper proxy card or in the email he/she received that contained the proxy material- he/she will need the control number from his/her proxy card or email in order to vote.

Take time to answer all questions carefully. Do not give advice. Remind the shareholder that his/her Trustees have recommended that he/she vote in favor of proposal[s] [#] [and against proposal[s] [#]]. Most questions can be addressed by referring to the Q&A that accompanied the proxy statement or, if more detail is required, by reading the appropriate sections in the proxy statement (including, with respect to any shareholder proposal, the “Statement of Opposition” that follows the proposal).

Here is how we will proceed. The call will be recorded. I will ask you for two pieces of information for verification: your name and your address. Finally, I will confirm that you have received the proxy materials and take your vote. You will be mailed a letter confirming your vote, which will tell you how to make any changes, if you wish to do so. Do you feel comfortable with this process?

IF NO – Do you have any questions that I may answer about this proxy for you?

Take time to answer all questions carefully. Do not give advice. Remind the shareholder that his/her Trustees have recommended that he/she vote in favor of proposal[s] [#] [and against proposal[s] [#]]. Most questions can be addressed by referring to the Q&A that accompanied the proxy statement or, if more detail is required, by reading the appropriate sections in the proxy statement (including, with respect to any shareholder proposal, the “Statement of Opposition” that follows the proposal).

Your vote is very important. At your earliest convenience please vote your shares. If you received your proxy material in the mail you can vote by completing and mailing in the proxy card or by following the instructions on the card regarding how to vote by internet or touch-tone telephone. If you received your proxy material electronically, the information you need to vote by internet or telephone can be found in the email you received.

The shareholder meeting cannot be held until enough shareholders have participated. Are you sure that you do not want to take advantage of voting your shares right now over the telephone?

IF YES - Are you ready?

Begin the Vote

First, I’ll reintroduce myself. My name is , calling on behalf of Fidelity Investments from D.F. King & Co., Inc... Today’s date is and the time is .
May I please have your full name? [If shareholder is an entity: May I please have your title? Can you confirm that you are authorized to direct the voting of these [insert name of fund] shares?]
May I please have your address?

Have you received the proxy materials?

Actual Voting

The fund’s Board of Trustees is asking you to consider [#] proposal[s]. They recommend that you vote in favor of proposal[s] [#] [and against proposal[s] [#]]. Would you like to vote as recommended by the Board?

If you are required to read the proposal individually, end each proposal by saying, “Your Board recommends that you vote [in favor / against] the proposal. How would you like to vote?” For most proposals, the valid responses are

F = For proposal.

A = Against proposal.

B = Abstain.

For Director/Trustee voting, the only valid responses are:

F = For at least one or more of the nominees.

W = Withhold authority for all nominees.

Closing

I have recorded your vote[s]. You have voted                      [insert summary of

proposal voting]. Is that correct? As your voting agent I will execute a written proxy in accordance with your instructions and forward it on to the fund. In the next 72 hours

, we will mail you a letter by first class mail confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. Thank you for your time.